Exhibit 99.1
NEWS RELEASE

Sylvamo Releases Third Quarter Earnings

MEMPHIS, Tenn. – Nov. 7, 2025 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing third quarter 2025 earnings. The company will host an audio webcast at 10 a.m. EST at investors.sylvamo.com.

Message from Chairman and Chief Executive Officer

“Our team delivered 7% sales volume growth quarter-over-quarter and improved operational performance in the third quarter. We also returned substantial cash to shareowners in the quarter, which included $42 million in share repurchases and $18 million in dividends,” said Jean-Michel Ribiéras. “I am proud of how our teams executed and overcame some regional challenges by focusing on commercial and operational excellence as well as implementing strategic initiatives to reduce costs and strengthen our competitive position.”

Financial Highlights – Third Quarter
•Net income of $57 million ($1.41 per diluted share)
•Adjusted operating earnings* of $58 million ($1.44 per diluted share)
•Adjusted EBITDA* of $151 million (18% margin)
•Cash provided by operating activities of $87 million
•Free cash flow* of $33 million

Commercial and Operational Highlights – Third Quarter vs. Second Quarter

•Price and mix decreased by $14 million, primarily driven by paper and pulp prices in Europe
•Volume increased by $14 million, mainly in Latin America and North America
•Operations and other costs were favorable by $5 million
•Planned maintenance outage expenses decreased by $66 million as expected
•Input and transportation costs increased slightly by $2 million

Fourth Quarter Outlook

•Adjusted EBITDA of $115 million to $130 million
•Compared to the third quarter:
◦Price and mix are expected to decrease by $20 million to $25 million, primarily due to paper prices in Europe and mix across our regions
◦Volume is projected to improve in the range of $15 million to $20 million, primarily due to Latin America and North America
◦Operations and other costs are expected to increase by $5 million to $10 million, primarily due to seasonally higher costs
◦Input and transportation costs are projected to be stable
◦Total planned maintenance outage expenses will increase by $18 million

*See “Non-GAAP Financial Measures” for definitions of non-GAAP financial measures. Reconciliations are included in the financial schedules below.

Management Summary

We delivered stronger uncoated freesheet volumes in the third quarter, up 7% quarter-over-quarter. Our teams executed well, resulting in improved commercial and operational performance. We returned substantial cash to shareowners through $42 million in share repurchases and $18 million in dividends, totaling $60 million in the quarter. Year to date through October, we have returned $82 million through share repurchases and $73 million through dividends for a total of $155 million in cash returns to shareowners.

In September, our board of directors authorized a new $150 million share repurchase program—our third since 2022—underscoring our commitment to disciplined capital allocation and long-term value creation. We will continue to evaluate opportunities to repurchase shares at attractive prices, especially when we feel our valuation is well below our intrinsic value. This is why, in the third quarter, we repurchased $42 million worth of shares at an average price of $44.74. Our board also declared a fourth quarter dividend of $0.45 per share, which we paid Oct. 17.

Industry Conditions
Looking at our regional industry conditions, North America and Brazil are solid, while Europe and other Latin American countries are challenged.

•In Europe, industry conditions continue to be very challenging. Pulp and uncoated freesheet prices remain under pressure. Some pulp grades started to show signs of recovery at the end of the third quarter. Uncoated freesheet demand is down 5% year-over-year through September, while supply is down 7%. Wood costs in southern Sweden are starting to ease, recently decreasing by a reported 8%.

•In Latin America, demand remains mixed. Brazil is up 3% year-over-year through September, while other Latin American countries are down 5%. Even though the majority of this demand decline is due to Argentina and Mexico, some countries across other Latin America are having economic challenges as well. This demand decline, in addition to shifts in global trade flows, is resulting in continued pricing pressure in other Latin American countries.

•In North America, demand is stable year-over-year through September. Imports were up 46% year-over-year through August in anticipation of tariffs but are expected to moderate. Customer feedback indicates that inventories from increased imports are being consumed and returning to normal levels. Industry supply was reduced 6% in the third quarter after Pixelle closed its Chillicothe, Ohio, mill in August.

Continuous Improvement
As we navigate through cyclical industry conditions and headwinds, we are focused on the things we can control. We are driving commercial and operational excellence as well as implementing strategic initiatives across all our regions. These efforts should improve margins, reduce costs and strengthen our competitive position.

•In Europe, we’re improving our product mix and winning new customers at our Saillat, France, mill. We’re actively working to reduce wood costs at our Nymölla, Sweden, mill, a key lever for cost efficiency. Additionally, we’re reducing fixed costs and improving operational efficiency and reliability across the region.

•In Latin America, we’ve secured new strategic Brazilian customers and further developed key partnerships in other Latin American countries, expanding our market presence. We’re investing in improving wood self-sufficiency to reduce costs by decreasing the need for higher cost third-party fiber. Our team is also executing a pipeline of more than 100 initiatives across the entire business designed to strengthen EBITDA and cash flow.

•In North America, we’re focused on strategic commercial initiatives to improve volume and margin. We’re reducing costs and inventory through supply chain optimization. Finally, we’re investing in our flagship mill in Eastover, South Carolina, to improve our competitive advantages by lowering costs, enhancing efficiency and increasing capacity by 60,000 short tons. Across all regions, these initiatives reflect our commitment to customers, operational efficiency and strategic investments to deliver sustainable value.

Riverdale Supply Agreement
In August, International Paper (NYSE: IP) announced plans to convert its uncoated freesheet paper machine at its Riverdale mill to produce containerboard by the third quarter of 2026. In October, we announced that a supply agreement with International Paper will continue until May 2026. We expect the Riverdale mill to supply 260,000 short tons of cutsize uncoated freesheet in 2025 and approximately 100,000 short tons in 2026.

As a result of the supply agreement ending, we will optimize our product, segment and customer mix as well as leverage our European mills to supply the U.S. and Mexico. We will build inventory over time to help bridge the gap until our Eastover investments are complete and we have the additional 60,000 short tons of incremental capacity, which is expected to ramp up in the fourth quarter of 2026.

Brazil Forestlands
Owning forestlands in Brazil is a unique strength that differentiates Sylvamo. These assets provide a competitive advantage that goes beyond operational benefits. Direct control over wood fiber ensures supply security, reduces exposure to market volatility and supports long-term cost management.

Our forestlands represent a significant part of our intrinsic value, which we believe is not fully reflected in our current market valuation. We recently had an appraisal completed on our forestlands, which are now valued at nearly 5 billion reais.
Forestlands are tangible and appreciating resources that are a cornerstone of our strategy, delivering cost advantages and a source of intrinsic value for our shareholders.

Sylvamo Strategy
Our strategy is to be singularly focused on uncoated freesheet, the largest and most resilient segment in the graphic paper space. We are investing to strengthen our competitive advantages to generate earnings and cash flows. We view these investments as high-return and low-risk as we stay in our core product line and reinforce our position as the supplier of choice for our customers. We will leverage our strengths to drive high returns on invested capital.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EST at investors.sylvamo.com.

Those who want to participate should call 800-715-9871 (U.S.) or +1-646-307-1963 (international) and use access code 4562356.

Replays are available at investors.sylvamo.com for one year and by phone for one week. To listen by phone, call 800-770-2030 (U.S.) or +1-609-800-9909 (international) and use access code 4562356.

Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

Select Financial Measures

(In millions)	Third Quarter 2025	Second Quarter 2025	Third Quarter 2024
Net Sales	$846	$794	$965
Net Income	57	15	95
Business Segment Operating Profit	98	30	150
Adjusted Operating Earnings	58	15	102
Adjusted EBITDA	151	82	193
Cash Provided By Operating Activities	87	64	163
Free Cash Flow	33	(2)	119
Segment Information

Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (g) under the "Sales and Earnings by Business Segment" table (page 8). Third quarter 2025 net sales by business segment and operating profit by business segment compared with the second quarter of 2025 and the third quarter of 2024 are as follows:

Business Segment Results

(In millions)	Third Quarter 2025	Second Quarter 2025	Third Quarter 2024
Net Sales by Business Segment
Europe	$184	$181	$194
Latin America	228	207	247
North America	450	419	532
Inter-segment Sales	(16)	(13)	(8)
Net Sales	$846	$794	$965
Operating Profit by Business Segment
Europe	$(21)	$(38)	$3
Latin America	35	2	49
North America	84	66	98
Business Segment Operating Profit (Loss)	$98	$30	$150
Operating profits in the third quarter of 2025:

Europe - $(21) million compared with $(38) million in the second quarter of 2025. Losses were lower due to lower planned maintenance outages, higher volumes and lower operating costs which more than offset lower price and mix and higher unabsorbed costs due to higher economic downtime.

Latin America - $35 million compared with $2 million in the second quarter of 2025. Earnings were higher due to lower planned maintenance outages, lower operating costs, higher volumes and higher price and mix which were slightly offset by higher input costs.

North America - $84 million compared with $66 million in the second quarter of 2025. Earnings were higher due to lower planned maintenance outages and higher volumes which more than offset lower price and mix and higher operating costs.

Effective Tax Rate

The reported effective tax rate for the third quarter of 2025 was 35%, compared to 25% for the second quarter of 2025. The higher rate for the third quarter was due to the mix of earnings in our regions.

Excluding net special items, the effective tax rate for the third quarter of 2025 was 35%, compared with 28% for the second quarter of 2025.

The effective tax rate excluding net special items is a non-GAAP financial measure and is calculated by adjusting the income tax provision and rate to exclude the tax effect at the applicable statutory rate of net special items. Management believes that this presentation provides useful information to investors by providing a more meaningful comparison of the income tax rate between past and present periods.

Effects of Net Special Items

Net special items in the third quarter of 2025 amounted to a net after-tax charge of $1 million ($0.03 per diluted share), compared with a net after-tax charge of $0 million ($0.00 per diluted share) in the second quarter of 2025.

Non-GAAP Financial Measures

Adjusted Operating Earnings (non-GAAP) are net income (GAAP), net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

Adjusted EBITDA (non-GAAP) is net income (GAAP), net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of its operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "Fourth Quarter 2025 Outlook" and "Management Summary." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Consolidated Statement of Operations

Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2025		2024		2025		2025		2024
NET SALES	$846		$965		$794		$2,461		$2,803
COSTS AND EXPENSES
Cost of products sold (exclusive of depreciation, amortization and cost of timber harvested shown separately below)	624		700		640	(h)	1,926	(b)	2,100	(g)
Selling and administrative expenses	68	(a)	74	(d)	72		213	(a)	230	(d)
Depreciation, amortization and cost of timber harvested	49		39	(e)	45		134		115	(e)
Taxes other than payroll and income taxes	8		6		7		19		21
Interest (income) expense, net	9		14	(f)	10	(i)	28	(c)	32	(f)
INCOME BEFORE INCOME TAXES	88		132		20		141		305
Income tax provision	31		37		5		42		84
NET INCOME	$57		$95		$15		$99		$221
EARNINGS PER SHARE
Basic	$1.43		$2.32		$0.37		$2.45		$5.37
Diluted	$1.41		$2.27		$0.37		$2.42		$5.26
Average Shares of Common Stock Outstanding - Diluted	40		42		41		41		42
The accompanying notes are an integral part of this consolidated statement of operations.

Three and Nine Months Ended September 30, 2025

(a) Includes a pre-tax loss of $1 million ($1 million after taxes) for certain severance costs related to our salaried workforce for the three and nine months ended September 30, 2025, a pre-tax loss of $1 million ($1 million after taxes) related to the termination of the Georgetown mill offtake agreement for the nine months ended September 30, 2025 and a pre-tax loss of $1 million ($0 million after tax) related to environmental reserves in Brazil for the nine months ended September 30, 2025.

(b) Includes a pre-tax gain of $1 million ($1 million after taxes) for the nine months ended September 30, 2025, to adjust the recognition of a foreign value-added tax refund in Brazil.

(c) Includes a pretax charge of $1 million ($1 million after tax) of interest expense related to tax settlements for nine months ended September 30, 2025.

Three and Nine Months Ended September 30, 2024

(d) Includes pre-tax loss of $2 million ($1 million after taxes) for legal fees related to the Brazil Tax Dispute for the three and nine months ended September 30, 2024. Also includes pre-tax loss of $1 million ($1 million after taxes) and $2 million ($2 million after taxes) for certain severance costs related to our salaried workforce for the three and nine months ended September 30, 2024, respectively. Finally, includes pre-tax loss of $2 million ($1 million after taxes) for the nine months ended September 30, 2024, for integration costs related to the Nymölla acquisition.

(e) Includes pre-tax loss of $1 million ($1 million after taxes) for the three and nine months ended September 30, 2024, related to forest fires in Brazil.

(f)    Includes pre-tax loss of $5 million ($4 million after taxes) for the three and nine months ended September 30, 2024, related to debt extinguishment costs.

(g)    Includes pre-tax gain of $1 million ($1 million after taxes) for the nine months ended September 30, 2024, to adjust the recognition of a foreign value-added tax refund in Brazil. Also includes pre-tax loss of $1 million ($1 million after taxes) for the nine months ended September 30, 2024, for other charges.

Three Months Ended June 30, 2025

(h) Includes a pre-tax gain of $1 million ($1 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil.

(i) Includes a pretax charge of $1 million ($1 million after tax) of interest expense related to tax settlements.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Net Income	$57	$95	$15	$99	$221
Add back: Net special items expense (income)	1	7	—	2	9
Adjusted Operating Earnings	$58	$102	$15	$101	$230

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Diluted Earnings Per Common Share as Reported	$1.41	$2.27	$0.37	$2.42	$5.26
Add back: Net special items expense (income)	0.03	0.17	—	0.05	0.22
Adjusted Operating Earnings Per Share	$1.44	$2.44	$0.37	$2.47	$5.48

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Europe	$184	$194	$181	$555	$607
Latin America	228	247	207	634	708
North America	450	532	419	1,307	1,515
Inter-segment Sales	(16)	(8)	(13)	(35)	(27)
Net Sales	$846	$965	$794	$2,461	$2,803

Operating Profit by Business Segment

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2025		2024		2025		2025		2024
Europe	$(21)		$3		$(38)		$(83)		$7
Latin America	35		49		2		63		100
North America	84		98		66		192		237
Business Segment Operating Profit (Loss)	$98		$150		$30		$172		$344

Income Before Income Taxes	$88		$132		$20		$141		$305
Interest expense (income), net	9		14	(c)	10	(e)	28	(b)	32	(c)
Net special items expense (income)	1	(a)	4	(d)	—	(f)	3	(a)	7	(d)
Business Segment Operating Profit (g)	$98		$150		$30		$172		$344

Three and Nine Months Ended September 30, 2025

(a) Includes a pre-tax loss of $1 million ($1 million after taxes) for certain severance costs related to our salaried workforce for the three and nine months ended September 30, 2025. Also includes a pre-tax gain of $1 million ($1 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil, a pre-tax loss of $1 million ($1 million after tax) related to the termination of the Georgetown mill offtake agreement and a pre-tax loss of $1 million ($0 million after tax) related to environmental reserves in Brazil, all for the nine months ended September 30, 2025.

(b) Includes a pretax charge of $1 million ($1 million after tax) of interest expense related to tax settlements for the nine months ended September 30, 2025.

Three and Nine Months Ended September 30, 2024

(c) Includes pre-tax loss of $5 million ($4 million after taxes) for the three and nine months ended September 30, 2024, related to debt extinguishment costs.

(d) Includes pre-tax loss of $2 million ($1 million after taxes) for legal fees related to the Brazil Tax Dispute for the three and nine months ended September 30, 2024 and a pre-tax loss of $1 million ($1 million after taxes) for the three and nine months ended September 30, 2024, related to forest fires in Brazil. Also includes pre-tax loss of $1 million ($1 million after taxes) and $2 million ($2 million after taxes) for certain severance costs related to our salaried workforce for the three and nine months ended September 30, 2024, respectively. Finally, includes pre-tax loss of $2 million ($1 million after taxes) for integration costs related to the Nymölla acquisition, a pre-tax gain of $1 million ($1 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil and a pre-tax loss of $1 million ($1 million after taxes) for other charges, all for the nine months ended September 30, 2024.

Three Months Ended June 30, 2025

(e) Includes a pretax charge of $1 million ($1 million after tax) of interest expense related to tax settlements.

(f) Includes a pre-tax gain of $1 million ($1 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil.

(g) As set forth in the chart above, business segment operating profit is defined as income before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Net Income	$57	$95	$15	$99	$221
Adjustments:
Income tax provision	31	37	5	42	84
Interest expense (income), net	9	14	10	28	32
Depreciation, amortization and cost of timber harvested	49	39	45	134	115
Stock-based compensation	4	5	7	17	17
Net special items expense (income)	1	3	—	3	6
Adjusted EBITDA	$151	$193	$82	$323	$475
Net Sales	$846	$965	$794	$2,461	$2,803
Adjusted EBITDA Margin	18%	20%	10%	13%	17%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Adjusted EBITDA
Europe	$(11)	$11	$(30)	$(56)	$33
Latin America	61	69	27	134	158
North America	101	113	85	245	284
Total Business Segment Adjusted EBITDA	$151	$193	$82	$323	$475
Net Sales (excluding inter-segment sales eliminations)
Europe	$184	$194	$181	$555	$607
Latin America	228	247	207	634	708
North America	450	532	419	1,307	1,515
Total Business Segment Net Sales	$862	$973	$807	$2,496	$2,830
Adjusted EBITDA Margin
Europe	(6)%	6%	(17)%	(10)%	5%
Latin America	27%	28%	13%	21%	22%
North America	22%	21%	20%	19%	19%

SYLVAMO CORPORATION
Consolidated Balance Sheet
Preliminary
(In millions)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current Assets
Cash and temporary investments	$94	$205
Accounts and notes receivable, net	393	429
Contract assets	18	26
Inventories	434	361
Other current assets	51	42
Total Current Assets	990	1,063
Plants, Properties and Equipment, net	1,045	944
Forestlands	378	319
Goodwill	128	111
Right of Use Assets	53	58
Deferred Charges and Other Assets	109	109
TOTAL ASSETS	$2,703	$2,604
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$383	$375
Notes payable and current maturities of long-term debt	30	22
Accrued payroll and benefits	57	79
Other current liabilities	183	206
Total Current Liabilities	653	682
Long-Term Debt	778	782
Deferred Income Taxes	148	152
Other Liabilities	147	141
Equity
Common stock $1.00 par value, 200.0 shares authorized, 45.6 shares and 44.9 shares issued and 39.4 shares and 40.6 shares outstanding at September 30, 2025 and December 31, 2024, respectively	45	45
Paid-in capital	89	71
Retained earnings	2,499	2,455
Accumulated other comprehensive loss	(1,326)	(1,490)
	1,307	1,081
Less: Common stock held in treasury, at cost, 6.1 shares and 4.3 shares at September 30, 2025 and December 31, 2024, respectively	(330)	(234)
Total Equity	977	847
TOTAL LIABILITIES AND EQUITY	$2,703	$2,604

SYLVAMO CORPORATION
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2025	2024
OPERATING ACTIVITIES
Net income	$99	$221
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, and cost of timber harvested	134	115
Deferred income tax provision (benefit), net	(10)	(4)
Stock-based compensation	17	17
Changes in operating assets and liabilities and other:
Accounts and notes receivable	69	(28)
Inventories	(34)	(21)
Accounts payable and accrued liabilities	(63)	16
Other	(38)	(11)
CASH PROVIDED BY OPERATING ACTIVITIES	174	305
INVESTMENT ACTIVITIES
Invested in capital projects	(168)	(157)
CASH USED FOR INVESTMENT ACTIVITIES	(168)	(157)
FINANCING ACTIVITIES
Dividends paid	(55)	(43)
Issuance of debt	67	250
Reduction of debt	(65)	(285)
Repurchases of common stock	(82)	(30)
Other	7	(6)
CASH USED FOR FINANCING ACTIVITIES	(128)	(114)
Effect of Exchange Rate Changes on Cash	11	(6)
Change in Cash, Temporary Investments and Restricted Cash	(111)	28
Cash, Temporary Investments and Restricted Cash
Beginning of the period	205	280
End of the period	$94	$308

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Cash Provided By Operating Activities	$87	$163	$64	$174	$305
Adjustments:
Cash invested in capital projects	(54)	(44)	(66)	(168)	(157)
Free Cash Flow	$33	$119	$(2)	$6	$148

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted EBITDA - Fourth Quarter 2025 Outlook
Estimates
(In millions)

Three Months Ended December 31, 2025

Net Income	$39 - $49
Adjustments:
Income tax provision	16 - 21
Interest expense (income), net	8
Depreciation, amortization and cost of timber harvested	46
Stock-based compensation	6
Adjusted EBITDA	$115 - $130
The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.